AGREEMENT AND PLAN OF MERGER

by and between

FIRST FINANCIAL CORPORATION

and

FIRST ILLINOIS CORPORATION

Dated as of August 26, 2026

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER1

1.2 Effective Time2

1.3 Effects of the Merger2

1.4 Conversion of Company Stock2

1.5 Company Equity Awards5

1.6 Withholding6

1.7 Incorporation Documents and Bylaws of the Surviving Company6

1.8 Directors and Officers7

1.9 The Bank Merger7

ARTICLE II ALLOCATION OF PER SHARE MERGER CONSIDERATION; ELECTION PROCEDURES; EXCHANGE OF SHARES OF COMPANY COMMON STOCK7

2.1 Exchange Agent and Deposit of Merger Consideration7

2.2 Allocation8

2.3Types of Election8

2.4Form of Election and Election Deadline8

2.5Revocation or Change of Election9

2.6Proration for Oversubsription of Cash Election9

2.7Proration for Oversubscription of Stock Election10

2.8 Delivery of Merger Consideration11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY13

3.1 Corporate Organization14

3.2 Capitalization15

3.3 Authority; No Violation16

3.4 Consents and Approvals17

3.5 Reports18

3.6 Financial Statements, Accounting and Internal Controls18

3.7 Broker’s Fees20

3.8 Absence of Certain Changes or Events20

3.9 Legal Proceedings20

3.10 Taxes and Tax Returns21

3.11 Employees and Employee Benefit Plans22

3.12 Shareholder Reports25

3.13 Compliance with Applicable Law26

3.14 Certain Contracts27

3.15 Agreements with Regulatory Agencies28

3.16 Risk Management Instruments28

3.17 Environmental Matters29

3.18 Investment Securities, Commodities and BOLI29

3.19 Real Property30

3.20 Intellectual Property30

3.21 Related Party Transactions31

3.22 State Takeover Laws31

3.23 Reorganization32

3.24 Opinion of Financial Advisor32

3.25 Company Information32

i

3.26 Loan Portfolio32

3.27 Insurance33

3.28 Information Security33

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary34

3.30 No Other Representations or Warranties34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER34

4.1 Corporate Organization35

4.2 Capitalization36

4.3 Authority; No Violation37

4.4 Consents and Approvals37

4.5 Reports37

4.6 Financial Statements, Accounting and Internal Controls38

4.7 Broker’s Fees39

4.8 Absence of Certain Changes or Events40

4.9 Legal Proceedings40

4.10 Taxes and Returns40

4.11Employees and Employee Benefit Plans41

4.12 SEC Reports42

4.13 Compliance with Applicable Law43

4.14 Agreements with Regulatory Agencies44

4.15 Risk Management Instruments44

4.16 State Takeover45

4.17Reorganization45

4.18Buyer Information45

4.19Insurance.45

4.20Information Security45

4.21No Shareholder Approval46

4.22No Other Representations or Warranties46

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS46

5.1 Company Conduct of Businesses Prior to the Effective Time46

5.2 Company Forbearances46

5.3 Buyer Conduct of Business Prior to the Effective Time50

5.4 Buyer Forbearances51

ARTICLE VI ADDITIONAL AGREEMENTS52

6.1 Regulatory Matters52

6.2 Access to Information and Current Information54

6.3 Shareholder Meeting[s]55

6.4 Reservation of Shares and Nasdaq Listing56

6.5 Employee Matters56

6.6 Officers’ and Directors’ Insurance; Indemnification58

6.7 No Solicitation59

6.8 Notification of Certain Matters61

6.9 Correction of Information61

6.10 System Integration61

6.11 Coordination; Integration62

6.12 Non-Control63

6.13 MidCo Merger.63

6.14Tax Reporting63

6.15Payment of Indebtedness63

ARTICLE VII CONDITIONS PRECEDENT63

7.1 Conditions to Each Party’s Obligations63

7.2 Conditions to Obligations of Buyer64

7.3 Conditions to Obligations of Company65

ARTICLE VIII TERMINATION AND AMENDMENT65

8.1 Termination65

8.2 Effect of Termination67

8.3 Fees and Expenses67

8.4 Termination Fee67

8.5 Amendment68

8.6 Extension; Waiver68

ARTICLE IX GENERAL PROVISIONS68

9.1 Closing68

9.2 Nonsurvival of Representations, Warranties and Agreements68

9.3 Notices68

9.4 Interpretation69

9.5 Counterparts70

9.6 Entire Agreement70

9.7 Governing Law70

9.8 Publicity71

9.9 Assignment; Third Party Beneficiaries71

9.10 Specific Performance; Time of the Essence71

9.11 Electronic Transmission71

EXHIBITS

Exhibit AForm of Voting Agreement

Exhibit BForm of Plan of Bank Merger

INDEX OF DEFINED TERMS

DefinitionPage

Acceptable Confidentiality Agreement60

Acquisition Proposal61

affiliate70

Agreement1

Articles of Merger2

Bank Call Reports19

Bank Merger7

Bank Merger Certificates7

BHC Act14

BOLI30

business day70

Buyer1

Buyer Articles35

Buyer Benefit Plans41

Buyer Bylaws35

Buyer Common Stock2

Buyer Disclosure Schedule34

Buyer Equity Plans36

Buyer ERISA Affiliate41

Buyer Regulatory Agreement44

Buyer Reports42

Buyer Restricted Stock Awards36

Buyer Stock Options28

Buyer Subsidiary35

Buyer Warranty Standard35

Cancelled Shares4

Claim58

Closing68

Closing Date68

Code1

Company1

Company Articles14

Company Bank1

Company Benefit Plans22

Company Board Recommendation55

Company Bylaws14

Company Change in Recommendation60

Company Common Stock2

Company Confidential Information59

Company Contract28

Company Disclosure Schedule13

Company Equity Plan5

Company ERISA Affiliate22

Company Financial Statements18

Company Indemnified Party58

Company Individuals59

Company Leased Properties30

Company Owned Properties30

Company Qualified Plans23

Company Real Property30

Company Regulatory Agreement28

Company Reports25

Company Representatives59

Company Shareholder Approval16

Company Shareholder Meeting55

Company Subsidiary15

Company Warranty Standard13

Company’s Articles14

Confidentiality Agreement55

Covered Employees56

dollars70

DPC Common Shares4

Effective Time2

Enforceability Exception16

Environmental Laws29

ERISA22

Exchange Agent7

Exchange Agent Agreement7

Exchange Fund7

Exchange Ratio2

First Financial Bank1

FDIC15

Federal Reserve Board17

FHLB15

Form S-417

GAAP14

Governmental Entity17

IBCL2

include69

includes69

including69

Insurance Amount58

Intellectual Property31

IRS23

knowledge70

Letter of Transmittal11

Liens16

Loans32

made available70

Material Adverse Effect14

Merger1

Merger Consideration3

MGCL2

v

Multiemployer Plan23

Multiple Employer Plan23

Old Certificate4

or70

Parties1

Party1

Permitted Encumbrances30

person70

Personal Data27

Plan of Bank Merger7

Proxy Statement17

Regulatory Agencies18

Requisite Regulatory Approvals64

Sarbanes-Oxley Act39

SEC17

Securities Act32

Security Breach27

Split Dollar Policies24

SRO18

Subsidiary14

Superior Proposal61

Surviving Bank7

Surviving Company1

Takeover Statutes31

Tax22

Tax Return22

Taxes22

Termination Fee67

the date hereof70

transactions contemplated by this Agreement70

transactions contemplated hereby70

Treasury21

Trust Account Common Shares4

Unduly Burdensome Condition64

Voting Agreement1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August [∙], 2026 (this “Agreement”), by and between First Financial Corporation, an Indiana corporation (“Buyer”), and First Illinois Corporation, an Illinois corporation (“Company”, and together with Buyer, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, immediately prior to the Effective Time, HPB Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Company (“MidCo”), will merge with and into Company (the “MidCo Merger”), with Company surviving the MidCo Merger and thereby becoming the direct owner of Hickory Point Bank and Trust, an Illinois chartered commercial bank (“Company Bank”).

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which, Company will, subject to the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), with Buyer as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”), and, thereafter or simultaneously therewith, Company Bank will be merged with and into First Financial Bank, National Association, a national banking association and wholly owned subsidiary of Buyer (“First Financial Bank”);

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, all of the directors of Company have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, with Buyer;

WHEREAS, the Parties intend the Merger to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Section 354 and 361 of the Code;

WHEREAS, the Boards of Directors of the Parties have approved the Merger and this Agreement, and authorized its execution, and delivery; and,

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1The Merger.
(a)Subject to the terms and conditions of this Agreement, in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Illinois Business Corporation Act of 1983, each as amended (“IBCA”), at the Effective Time (as defined in Section 1.2), Company shall merge with and into Buyer. Buyer shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Indiana. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)Subject to the written consent of Company, which shall not be unreasonably withheld or delayed, Buyer may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Buyer with Company) if and to the extent requested by Buyer; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Company, (ii) adversely affect the tax consequences of the Merger to the shareholders of Company or the tax treatment of either Party pursuant to this Agreement, or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2Effective Time. The Merger shall become effective as set forth in the Articles of Merger to be filed with the Indiana Secretary of State and the Illinois Secretary of State (collectively, the “Articles of Merger”), respectively, on the Closing Date (as defined in Section 9.1). The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the IBCL and the IBCA.
1.4Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer or the holders of any of the following securities:

(a)Each share of common stock, $0.125 stated value, of Buyer, (“Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue to be one validly issued, fully paid and nonassessable share of common stock, $0.125 stated value, of the Surviving Company.

(b)Subject to the allocation and election procedures set forth in Article II, the adjustment, if any, pursuant to Section 1.4(c) and the payment of cash in lieu of fractional shares as provided in Section 2.8, each share of common stock, $1.00 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding Cancelled Shares (as defined in Section 1.4(d) and Dissenting Shares (as defined in Section 1.4(g)), but including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(d)), shall be converted into the right to receive either (i) 0.5727 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”), or (ii) immediately available funds equal to Forty-Four Dollars and Thirty-Five Cents ($44.35) (the

“Cash Consideration”). The applicable Stock Consideration or Cash Consideration, in each case without interest, is referred to in this Agreement as the “Merger Consideration”.

(c)In the event that the Company Adjusted Consolidated Shareholders’ Equity as of the close of business on the Closing Date shall be less than Eighty-Two Million Four Hundred Thirty-Seven Thousand Eight Hundred Twenty-Six Dollars ($82,437,826), the Merger Consideration shall be adjusted downward on a dollar-for-dollar basis in the amount of such shortfall. Company shall deliver to Buyer no later than five (5) business days prior to the scheduled Closing Date a written estimate of the Company Adjusted Consolidated Shareholders’ Equity.

(i)For purposes of this Agreement, “Company Adjusted Consolidated Shareholders’ Equity” shall be an estimate of the “total equity capital” of Company, calculated in the manner as reported on Schedule SC – Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies – FR Y-9SP, as of the close of business on the Closing Date to the reasonable satisfaction of Buyer, including the recognition of or accrual for all federal, state, local and foreign taxes for all periods ending on or prior to the close of business on the Closing Date.

(ii)Notwithstanding Section 1.4(c)(i), the following matters in each case accrued, incurred or to be incurred by Company or Company Bank through the Effective Time and undertaken in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the Company Adjusted Consolidated Shareholders’ Equity for purposes of this Section 1.4: (A) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred in connection with this Agreement and the Merger, including, without limitation, any fees or expenses of attorneys, accountants, consultants, financial advisor, investment bankers, and other professional advisors (including advisors with respect to services related to Section 280G of the Code); (B) the recognition of or accrual for all expenses paid of incurred or projected to be paid or incurred in connection with the MidCo Merger (as defined in Section 6.14), including franchise taxes and filing fees associated  therewith; (C) any accruals established or changes made pursuant to Section 6.12; (D) changes in accumulated other comprehensive income (loss) on available for sale securities from June 30, 2026 through the Closing Date; (E) the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or payable in connection with successfully enforcing any provision or provisions of the Agreement against Buyer (whether by litigation, arbitration, mediation, settlement or negotiation); (F) the recognition of or accrual for all contributions, premiums, or other payments owed under any (i) employment agreement, change in control agreement, retention or stay bonus agreements, termination agreement or similar agreements as set forth on Section 3.14(a)(i), Section 5.2(e) and Section 6.5(d)(i) of the Company Disclosure Schedule, including all Company SARs, Company Stock Options, or any other equity or equity based awards or (ii) Company Benefit Plan or employee policy of the Company or its Subsidiaries; (G) costs associated with the termination of Company Benefit Plans; (H) costs associated with the purchase of officers’ and directors’ liability insurance coverage pursuant to Section 6.6(a); and (I) any costs associated with the termination of

Company’s and any of its Subsidiaries’ agreements with any of their vendors as such terminations are requested by Buyer, including Fiserv Solutions, LLC.

(d)All shares of Company Common Stock that are owned immediately prior to the Effective Time by Company or Buyer (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(e)As of the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of any fractional share which the holder thereof shall have become entitled to receive pursuant to Section 2.8(f) and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive on the Merger Consideration pursuant to Section 2.8(c), in each case, without any interest thereon.

(f)If, prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, and such change or event has an adverse economic effect on the value of the  Stock Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement with respect to the Stock Consideration prior to such change or event.

(g)Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the IBCA concerning the rights of holders of shares of Company Common Stock to require payment in cash of the “fair value” of such Company Common Stock (the “Dissenting Shares”), in accordance with Sections  5/11.65 and 5/11.70 of the IBCA, as amended, shall not be converted into the right to receive the Merger Consideration and cash for fractional shares as determined in accordance with this Agreement, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Sections 5/11.65 and 5/11.70 of the IBCA, as amended.  If such Dissenting Shareholder fails to perfect or otherwise loses its rights as a Dissenting Shareholder, in any case under the IBCA, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to this Agreement. Company shall notify Buyer of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Dissenting Shareholder’s written demand delivered as provided in Section 5/11.70 of the IBCA, as amended.  Prior to the Closing Date, Company shall not, except with the prior written consent of Buyer, voluntarily make any payment, settle or commit to settle, or offer to settle any rights of a Dissenting Shareholder asserted under Section 5/11.65 of the IBCA, as amended.

1.5	Company Equity Awards.

(a)At the Effective Time, Company’s First Illinois Corporation 2011 Stock Compensation Plan and the First Illinois Corporation 2022 Stock Compensation Plan (collectively, the “Company Equity Plan”) and all related award agreements thereunder shall terminate and any other plan, program or arrangement of Company providing for the issuance, award or grant of any interest in respect of the capital stock of Company shall be of no further force or effect.

(b)Subject to the terms and conditions of this Agreement, at the Effective Time each option granted by Company to purchase shares of Company Common Stock under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”) and as set forth on Section 1.5 of the Company Disclosure Schedule shall be canceled in exchange for a cash payment, without interest, equal to the product of (i)(A) the excess, if any, of the Cash Consideration over (B) the exercise price per share of Company Common Stock under such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Stock Option (each, an “Option Payment”). Each Option Payment shall be treated as compensation and shall be payable in accordance with Section 1.4(b). Each Option Payment shall be payable on or as soon as administratively practicable following the Effective Time, net of any applicable withholding taxes.

(c)Each restricted stock award in respect to a share of Company Common Stock subject to vesting, repurchase or other time-based lapse restrictions under the Company Equity Plan that is outstanding and unvested immediately prior to the Effective Time (a “Company RSA”) shall, subject to the terms and conditions of this Agreement, at the Effective Time automatically vest in full, and the shares of Company Common Stock underlying such Company RSA shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 1.4(b).

(d)Subject to the terms and conditions of this Agreement, at the Effective Time each outstanding stock appreciation right of the Company granted under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time (each a “Company SAR”) shall be canceled in exchange for a cash payment, without interest, pursuant to the terms and conditions of the applicable Company SAR award agreement and the Company Equity Plan (each, a “SAR Payment”). Each SAR Payment shall be treated as compensation and shall be payable in accordance with Section 1.4(b). Each SAR Payment shall be payable on or as soon as administratively practicable following the Effective Time, net of any applicable withholding taxes.

(e)Section 1.5 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof specifying all:

(i)

Company Stock Options outstanding, on a holder-by-holder basis, including (x) the name of each holder, (y) the number of shares subject to each Company Stock Option, and (z) the strike price for each Company Stock Option;

(ii)	Company RSAs outstanding on a holder-by-holder basis, including (y) the name of each holder, and (z) the number of shares subject to each Company RSA; and
(iii)

Company SARs outstanding on a holder-by-holder basis, including (x) the name of each holder, (y) the number of shares subject to each Company SAR, and (z) the SAR value at the date of grant of such Company SAR.

(f)At or prior to the Effective Time, the Boards of Directors of the Parties or their respective compensation committees, as applicable, shall take all necessary action to effectuate the provisions of this Section 1.5.

1.6Withholding. Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of any law related to Taxes (as defined in Section 3.10(d)) or under any legal requirements. Buyer shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Entity (as defined in Section 3.4) in accordance with applicable law. Except for any withholding with respect to amounts that are compensatory in nature (including without limitation, with respect to or relating to Company RSAs, ordinary payroll, employment, wage, social security, Medicare, unemployment or similar withholding and reporting obligations), backup withholding, withholding resulting from a recipient’s failure to provide any applicable Tax form, certification or other documentation, or withholding expressly contemplated by the Letter of Transmittal, Form of Election or other exchange procedures, Buyer shall use commercially reasonable efforts to promptly provide Company with written notice of any amounts that Buyer or any other applicable withholding agent intends to deduct or withhold from any amounts payable pursuant to this Agreement reasonably in advance of the payment thereof and provide Company a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable law. Amounts withheld or deducted pursuant to and in accordance with this Section 1.6 and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.
1.7Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of Buyer in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.8Directors and Officers. The directors and officers of Buyer as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Company from and after the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.9The Bank Merger. Immediately after the Effective Time, Buyer shall merge Company Bank with and into First Financial Bank (the “Bank Merger”). First Financial Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Company Bank and First Financial Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Plan of Bank Merger”) in substantially the form attached hereto as Exhibit B, and cause the Plan of Bank Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Company shall cause Company Bank, and Buyer shall cause First Financial Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

ARTICLE II

 ALLOCATION OF PER SHARE MERGER CONSIDERATION; ELECTION PROCEDURES; EXCHANGE OF SHARES OF COMPANY COMMON STOCK

Exchange Agent and Deposit of Merger Consideration.

(a)Either First Financial Bank or Buyer’s transfer agent, to be determined in the sole discretion of Buyer, shall act as exchange agent (the “Exchange Agent”) hereunder.

(b)Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at or prior to the Effective Time, (i) certificates, or at Buyer’s option, evidence of non-certificated shares of Buyer Common Stock in book-entry form (“Book-Entry Buyer Shares”), constituting at least the amounts necessary for the aggregate Stock Consideration, (ii) immediately available funds payable in lieu of fractional shares pursuant to Section 2.8(f), and (iii) immediately available funds constituting at least the amounts necessary for the aggregate Cash Consideration, deliverable upon due surrender of the certificates representing Company Common Stock (“Certificates”) (or affidavits of loss in lieu thereof as provided in Section 2.8(h)) or shares of Company Common Stock in book-entry form (“Book-Entry Company Shares”) pursuant to the provisions of this Article II (such cash, certificates for shares of Buyer Common Stock and evidence of Book-Entry Buyer Shares, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Buyer; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Exchange Fund as contemplated hereby, Buyer shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Buyer. The Exchange Agent shall also act as the agent for Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.

2.2Allocation.  Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger shall be equal to Seven Hundred Twenty-Seven Thousand and Three Hundred Seventy-Seven (727,377) (the “Maximum Cash Election Number”) and the maximum number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger shall be equal to One Million Six Hundred Ninety-Seven Thousand and Two Hundred Thirteen (1,697,213), as may be increased (but not decreased) by Buyer in its sole discretion, if and only if holders of shares of Company Common Stock which have elected to receive cash is less than the Maximum Cash Election Number, upon written notice to Company at any time prior to the Closing (the “Maximum Stock Election Number”); provided, however, that in the event the number of shares of Company Common Stock issued and outstanding increases prior to the Effective Time due to the exercise of Company Stock Options, the Maximum Cash Election Number and Maximum Stock Election Number shall be increased accordingly, such that the ratio of  the Maximum Cash Election Number and Maximum Stock Election Number is maintained.
2.3Types of Election. Subject to allocation and proration in accordance with the provisions of this Article II, each record holder of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline (as defined in Section 2.4) shall be entitled to elect to receive in respect of each such share of Company Common Stock held by such record holder Cash Consideration (a “Cash Election”) or Stock Consideration (a “Stock Election”).  Shares of Company Common Stock in respect of which no Cash Election or Stock Election has been affirmatively made and not revoked shall be deemed to be shares of Company Common Stock in respect of which Stock Elections have been made (such shares of Company Common Stock, the “No Election Shares”). For purposes of this Agreement, (i) “Cash Election Shares” shall mean shares of Company Common Stock in respect of which Cash Elections have been made and (ii) “Stock Election Shares” shall mean the No Election Shares and shares of Company Common Stock in respect of which Stock Elections have been made, or deemed by Buyer in its reasonable discretion to have been made, pursuant to this Section 2.3.
2.4Form of Election and Election Deadline. Elections pursuant to Section 2.3 shall be made on a form, together with appropriate transmittal materials, to be provided by the Exchange Agent for that purpose to holders of record of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares), in such form as shall be reasonably acceptable to Company and Buyer (a “Form of Election”). Not fewer than thirty (30) days prior to the anticipated Election Deadline or on such other date as Buyer and Company mutually agree in writing (the “Mailing Date”), Buyer shall cause to be mailed the Form of Election to holders of record of shares of Company Common Stock. Elections pursuant to Section 2.3 shall be made by transmitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 P.M. (Eastern Time) on the business day that is five (5) business days prior to the date of the Company Shareholder Meeting or such other date and time as Buyer may publicly announce with the consent of Company (the applicable date and times described in this clause (x), the “Election Deadline”) and (y) accompanied by such other customary documents as may reasonably be required by the Exchange Agent together with a duly completed Form of Election. Buyer and Company shall include the Election Deadline on the Form of Election. The Company shall use its reasonable best efforts to make a Form of Election (and, where applicable, appropriate transmittal materials) available to all individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) who become holders of record of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) between the Mailing Date and the Election Deadline. Buyer shall determine, in its reasonable discretion, which discretion and authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election (and where applicable, appropriate transmittal materials) have been properly completed, signed and submitted or revoked. Any such reasonable determination of Buyer (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Stock Election and any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Form of Election during the period from the Mailing Date to the Election Deadline shall be deemed to be No Election Shares. None of Buyer, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.
2.5Revocation or Change of Election. An election may be revoked or changed by written notice received by the Exchange Agent prior to the Election Deadline. In the event an election is revoked, any Certificate(s) representing shares of Company Common Stock or Book-Entry Company Shares that have been submitted to the Exchange Agent in connection with an election that is revoked shall be returned without charge to the holder thereof if such holder requests in writing the return of such Certificate(s) or Book-Entry Company Shares. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with Section 2.3 and Section 2.4, such shares of Company Common Stock shall be No Election Shares. In the event that this Agreement is terminated in accordance with Article VIII and any Certificates representing shares of Company Common Stock or Book-Entry Company Shares have been transmitted to the Exchange Agent pursuant to the provisions of this Agreement, such Certificates representing shares of Company Common Stock or Book-Entry Company Shares shall promptly be returned without charge to the Person submitting the same.

2.6Proration for Oversubscription of Cash Election. In the event that the aggregate number of Cash Election Shares exceeds the Maximum Cash Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2), all Stock Election Shares shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive:

(i)	an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) a fraction (the “Cash Proration Fraction”), the numerator of which is the Maximum Cash Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2) and the denominator of which is the aggregate number of Cash Election Shares (with the resulting cash amount rounded down to the nearest cent); and
(ii)	a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the product of (x) the Stock Consideration and (y) one minus the Cash Proration Fraction.

For the avoidance of doubt, in the circumstances in which this Section 2.6 is applicable, each record holder of Cash Election Shares shall, to the extent reasonably possible, receive the same proportion of Cash Consideration, and the same proportion of Stock Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 2.6, subject to adjustment for fractional shares of Buyer Common Stock pursuant to Section 2.8(f).

2.7Proration for Oversubscription of Stock Election. In the event that the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2), all Cash Election Shares shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive:

(i)	a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction (the “Stock Proration Fraction”), the numerator of which is the Maximum Stock Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2) and the denominator of which is the aggregate number of Stock Election Shares; and
(ii)	an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) one minus the Stock Proration Fraction (with the resulting cash amount rounded down to the nearest cent).

For the avoidance of doubt, in the circumstances where this Section 2.7 is applicable, each record holder of Stock Election Shares shall, to the extent reasonably possible, receive the same proportion of Stock Consideration, and the same proportion of Cash Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 2.7, subject to adjustment for fractional shares of Buyer Common Stock pursuant to Section 2.8(f).

2.8Delivery of Merger Consideration.

(a)As soon as reasonably practicable after the Effective Time (and in any event within twenty (20) days thereafter), the Exchange Agent shall mail to each holder of an Old Certificate (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to each Old Certificate shall pass, only upon delivery of such Old Certificate (or an affidavit of loss in lieu of such Old Certificate) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Old Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c). Buyer and the Exchange Agent shall be entitled to rely upon Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration, cash in lieu of any fractional share, and any dividends or distributions which the holder thereof shall have become entitled to receive on the Merger Consideration pursuant to Article II, in each case, without any interest thereon, represented thereby in escrow with an independent third party selected by Buyer and thereafter the Exchange Agent and Buyer shall each be relieved from any and all liability with respect to any claims thereto.

(b)As soon as reasonably practicable after surrender to the Exchange Agent of its Old Certificate or Old Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Company Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c), in respect of the shares of Company Common Stock represented by such holder’s Old Certificate or Old Certificates.  Until so surrendered, each Old Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Old Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c).

(c)No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Old Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Old Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Old Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Old Certificate.

(d)If any certificates (including by book entry ownership) evidencing Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of issuance that the Old Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange pay to the Exchange Agent or Buyer, as applicable, any transfer, recordation or similar Tax required by the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise demonstrate to the satisfaction of the Exchange Agent or Buyer, as applicable, that any such Tax has been paid or is not payable.

(e)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Old Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Cash Consideration by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement.

(g)Until the twelve (12) month anniversary of the Effective Time, Buyer shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Buyer’s option, evidence of shares in book-entry form, representing the shares of Buyer Common Stock, sufficient to pay the aggregate Merger Consideration required pursuant to Article I, and (ii) the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock, each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to Article I. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Buyer.  Any holder of Old Certificates who has not exchanged his or her Old Certificates for the Merger Consideration pursuant to Article I, and who has not submitted a letter of transmittal, if required, shall thereafter be entitled to look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by an Old Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact (an “Affidavit of Lost Certificate”) by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Buyer the posting by such Person of a bond or other indemnity satisfactory to Buyer as indemnity against any claim that may be made against it with respect to such Old Certificate (an “Indemnity Bond”), the Exchange Agent will issue in exchange for such Affidavit of Lost Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY Except as disclosed in the disclosure schedule delivered by Company to Buyer prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), provided, that (a) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby makes the following representations and warranties to Buyer, subject to the standards contained in the next sentence. No representation or warranty of Company contained in this Article III (other than the representations and warranties in (i) Sections 3.2 and 3.8, which shall be true and correct in all respects (except in the case of Section 3.2(a) for inaccuracies that are de minimis in amount) and (ii) Sections 3.1(b) (last sentence only), 3.3, 3.7 and 3.13, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Company shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with Company’s representations or warranties contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on Company (the “Company Warranty Standard”).

3.1Corporate Organization.

(a)Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to a Party, a material adverse effect on (i) the business, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as hereinafter defined), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly permitted by this Agreement (including any effect on a Party’s relationships with its customers, vendors or employees) or that are taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; (F)  the effects of the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated hereby or (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate); or (ii) the ability of such Party or its bank Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to a Party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.  True and complete copies of the articles of incorporation of Company (the “Company Articles”) and the bylaws of Company (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by Company to Buyer.

(b)Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in this Agreement, there are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and Federal Home Loan Bank of Chicago (the “FHLB”) and Federal Reserve Bank stock.

3.2Capitalization.

(a)The authorized capital stock of Company consists of Seven Million Five Hundred Thousand (7,500,000) shares of Company Common Stock. As of the date of this Agreement, there are Two Million Four Hundred Twenty-Four Thousand Five Hundred and Ninety (2,424,590) shares of Company Common Stock issued and outstanding, inclusive of Five Thousand Six Hundred and Twenty-Nine (5,629) shares subject to Company RSAs. Additionally, as of the date of this Agreement, there are One Hundred Sixty-Six Thousand Eight Hundred and Forty (166,840) Company Stock Options and One Hundred Eighty Thousand One Hundred (180,100) Company SARs issued and outstanding. There are no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote or (B) trust preferred or subordinated debt securities of Company or any of its Subsidiaries or affiliates are issued or outstanding.  Other than the Company Stock Options, Company RSAs and Company SARs granted prior to the date of this Agreement as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock to which Company is a party. Other than the Company Stock Options, Company RSAs and Company SARs set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)Company does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3Authority; No Violation.

(a)Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”).

(b)Neither the execution and delivery of this Agreement by Company or the Plan of Bank Merger by Company Bank, nor the consummation of the Merger by Company or the Bank Merger by Company Bank, nor compliance by Company or Company Bank with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) assuming the approval of this Agreement by the affirmative vote of the holders of at least a majority of the total outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”) is obtained, violate any provision of the Company Articles or Company Bylaws or the organization or governing documents of any Company Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of  clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancelation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

3.4Consents and Approvals. Except as set forth on Section 3.4 of the Company Disclosure Schedule, and for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act and approval of such applications, filings and notices; the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation (the “IDFPR”) as applicable, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Buyer’s shareholders, to the extent required, and of Company’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Indiana Secretary of State and the Illinois Secretary of State and the filing of the Bank Merger Certificates, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, and (vii) such filings and approvals as are required to be made or obtained with respect to Company Bank’s transfer agent line of business, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger or the consummation by Company Bank of the Bank Merger.  As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents set forth in this Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2023 with (i) any federal or state regulatory authority, including the IDFPR, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi), collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2023.
3.6Financial Statements, Accounting and Internal Controls.

(a)The audited consolidated balance sheets (including related notes and schedules, if any) of Company and its Subsidiaries as of December 31, 2025 and 2024 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including the related notes and schedules, if any) of Company and its Subsidiaries for each of the two (2) years then ended, and the unaudited consolidated balance sheet, statement of income and changes in stockholders’ equity (including related notes and schedules, if any) of Company and its Subsidiaries for the six month period ended June 30, 2026 (collectively, the “Company Financial Statements”) have been previously made available to Buyer.  The Company Financial Statements fairly present in all material respects the financial position and results of operations of Company and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Company Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes. The books and records of Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions.  Forvis Mazars, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in the Company Financial Statements for the fiscal year ended December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby. The Company has properly accrued for all outstanding Company SARs pursuant to the terms of the award agreement documents governing each Company SAR.

(c)Since January 1, 2023, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

(d)The call reports of Company Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2024 through the Closing Date (the “Bank Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(e)Neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the most recent audited balance sheet included in the Company Financial Statements, except for (i) liabilities incurred since December 31, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(f)The allowance for credit losses on loans and leases of Company Bank as reflected in the Bank Call Report for the quarter ended June 30, 2026, was as of such date, and the amount thereof contained in the financial books and records of Company Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for credit losses on loan and lease as well as GAAP and applicable regulatory guidelines.

(g)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company’s or its Subsidiaries’ system of internal accounting controls.

3.7Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Company has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Piper Sandler related to the Merger and the Bank Merger.
3.8	Absence of Certain Changes or Events.

(a)Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)Since December 31, 2025, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9	Legal Proceedings.

(a)Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of One Hundred Thousand Dollars ($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of Company, threatened against Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10Taxes and Tax Returns.

(a)Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns (as defined in Section 3.10(e)) in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Except as set forth on Schedule 3.10(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All income and other material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any income or other material Tax that remains in effect.  Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any income or other material Taxes, and there are no pending or, to Company’s knowledge, threatened disputes, claims, audits, examinations or other proceedings regarding any income or other material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries.  Company has made available to Buyer true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person or entity (other than Company or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b)The unpaid Taxes of Company and its Subsidiaries (i) did not, as of the end of the most recent period covered by Company’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability, other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, set forth on the face of the financial statements included in such call reports, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing Tax Returns. Since the end of the most recent period covered by such call reports, neither Company nor any of its Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business. At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)Neither Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121, or any corresponding or similar provision of state, local or foreign income Tax law, executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under

Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign income Tax law; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(d)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(e)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11Employees and Employee Benefit Plans.

(a)Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” shall mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Company, any Company Subsidiary, or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries.

(b)Company has previously made available to Buyer true and complete copies of each material Company Benefit Plan and related material documents, including, if applicable, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Company Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan for each of the last two (2) years.

(c)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Company may rely, with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(f)None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Company.

(i)There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan or the assets of any of trust under any Company Benefit Plans which could reasonably be expected to result in any liability of

Company or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(j)None of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former executive, employee, director or other service provider (the “Split Dollar Policies”). Company files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(l)Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Company Benefit Plan provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Company has made available to Buyer copies of Section 280G calculations (whether or not final) with respect to applicable disqualified individual(s) in connection with the transactions contemplated hereby.

(m) Company, each of its Subsidiaries and each applicable Company Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(n)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(o)There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(p)No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries. Since January 1, 2023, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Company or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries.

3.12Shareholder Reports. Company has previously made available to Buyer an accurate and complete copy of each (a) offering circular, report, annual report schedule and proxy statement furnished to shareholders since January 1, 2023 and prior to the date hereof by Company (the “Company Reports”) and (b) other communication mailed by Company to its shareholders since January 1, 2023 and prior to the date hereof, and no such Company Report, as of the date thereof (and, in the case of offering circulars and proxy statements, on the dates of distribution and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.
3.13Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Company, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Neither Company nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There are no data security or other technological vulnerabilities with respect to information technology systems or networks of Company or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14	Certain Contracts.

(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, receipt of Company Shareholder Approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer or Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Company or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Company Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, the receipt of Company Shareholder Approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB or the Federal Reserve Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Company or its Subsidiaries, (ix) that involves the payment by Company or any of its Subsidiaries of more than $75,000 per annum or $125,000 in the aggregate (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Company or any of its Subsidiaries in connection with sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither

Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)To the knowledge of Company, (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all material obligations required to be performed by it under each Company Contract, (iii) each counterparty to a Company Contract has performed all material obligations required to be performed by it under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract.

3.15Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such Company Regulatory Agreement or (y) conducting an investigation into the business or operations of Company or any of its Subsidiaries.
3.16Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company or any of its Subsidiaries.  To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.
3.18	Investment Securities, Commodities and BOLI.

(a)Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b)Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.

(c)Section 3.18(c) of the Company Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI. Company and its Subsidiaries have taken all actions necessary to comply with applicable law in all material respects in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Reports in accordance with GAAP. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, all BOLI is owned solely by Company or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s or its Subsidiaries’ BOLI.   Neither Company nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19Real Property. Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) except as set forth in Section 3.19(a) of the Company Disclosure Schedule, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.  There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Company Real Property.
3.20Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property and (B) no person has asserted in writing to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.
3.21Related Party Transactions. As of the date hereof, except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type that would be required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been reported on a timely basis if Company was an SEC reporting company.
3.22State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover”, “interested shareholder” law or similar provisions of the Company Articles or Company Bylaws (any of the foregoing, together with any similar provisions of law applicable to Company, “Takeover Statutes”) applicable to Company or any of its Subsidiaries.
3.23Reorganization. Company has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25Company Information. The information relating to Company and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder.
3.26Loan Portfolio.

(a)As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor of which the obligor was, over ninety days delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of the date hereof, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Company or any of its Subsidiaries that, as of the date hereof, was classified as “Other Real Estate Owned” and the book value thereof.

(b)To Company’s knowledge, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)Each outstanding Loan originated, administered and/or serviced by Company or any of its Subsidiaries was originated, administered and/or serviced, by Company or a Company Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)Except as set forth in Section 3.26(e) of the Company Disclosure Schedule, there are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer”

or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)Neither Company nor any of its Subsidiaries is now nor has it been since January 1, 2023, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, to the knowledge of Company, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.
3.29No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)No Company Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)Except as set forth on Section 3.29(b) of the Company Disclosure Schedule, no Company Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Company Subsidiary is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.30No Other Representations or Warranties.

(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to

(i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

 (b)Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

 Except (i) as disclosed in the disclosure schedule delivered by Buyer to Company prior to the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Buyer Reports (as defined in Section 4.10) filed with the SEC (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby makes the following representations and warranties to Company, subject to the standards contained in the next sentence. No representation or warranty of Buyer contained in this Article IV (other than the representations and warranties in (i) Sections 4.2 and 4.8, which shall be true and correct in all respects (except in the case of Section 4.2(a) for inaccuracies that are de minimis in amount and in the case of Section 4.2(b) for Subsidiaries created or acquired after the date hereof) and  (ii) Sections 4.1, 4.3, 4.7 and 4.11, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with Buyer’s representations or warranties contained in this Article IV, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on Buyer (the “Buyer Warranty Standard”).

4.1Corporate Organization.

(a)Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a bank or financial holding company duly registered under the BHC Act.  Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the articles of incorporation of Buyer (the “Buyer Articles”) and the bylaws of Buyer (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Company.

(b)Each Subsidiary of Buyer (a “Buyer Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Buyer and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Buyer Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of First Financial Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Buyer as of the date hereof.  Neither Buyer nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and FHLB and Federal Reserve Bank stock.

(c)Buyer does not have a dividend reinvestment plan or any shareholders’ rights plan.

4.2Capitalization.

(a)The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, $0.125 stated value per share.  As of the date of this Agreement, there are (i) Sixteen Million Two Hundred and Six Thousand Eight Hundred and Four (16,206,804) shares of Buyer Common Stock issued and outstanding, inclusive of Thirty-Two Thousand Two Hundred and Sixty-Seven (32,267) shares of Buyer Common Stock granted in respect of outstanding awards of restricted Buyer Common Stock under the Buyer Equity Plans (as defined below) (the “Buyer Restricted Stock Awards”) and Fourteen Thousand Seven Hundred and Fifty (14,750) unallocated shares under Buyer’s employee stock ownership plan, (ii) Two Hundred Sixty-Eight Thousand Three Hundred and Thirty (268,330) shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer Equity Plans and (iv) no other shares of capital stock or other voting securities of Buyer issued, reserved for issuance or outstanding. As used herein, the “Buyer Equity Plans” means all employee and director equity incentive plans of Buyer in effect as of the date of this Agreement.  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote or (B) trust preferred or subordinated debt securities of Buyer or any of its Subsidiaries or affiliates issued or outstanding.  Other than Buyer Stock Options and Buyer Restricted Stock Awards granted prior to the date of this Agreement as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Buyer Common Stock to which Buyer is a party. Other than the Buyer Stock Options and Buyer Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to First Financial Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3Authority; No Violation.

(a)Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by the Enforceability Exception). The Buyer Common Stock to be issued in the Merger has been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.

(b)Neither the execution and delivery of this Agreement by Buyer or the Plan of Bank Merger by First Financial Bank, nor the consummation of the Merger by Buyer or the Bank Merger by First Financial Bank, nor compliance by Buyer or First Financial Bank with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) violate any provision of the Buyer Articles or Buyer Bylaws or the organization or governing documents of any Buyer Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.4Consents and Approvals. Except for (i) the filings, notices, consents and approvals referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Buyer of this Agreement or (B) the consummation by Buyer of the Merger or the consummation by First Financial Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents set forth in Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5Reports. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2023 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2023.
4.6Financial Statements, Accounting and Internal Controls.

(a)The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes and schedules, where applicable)

(i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions. Crowe LLP has not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2026, or in connection with this Agreement and the transactions contemplated hereby.

(c)Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Any disclosure under clause (ii) was made in writing and a copy of any such disclosure has previously been made available to Company. There is no reason to believe that Buyer’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Neither Buyer nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the most recent audited balance sheet included in the Buyer Financial Statements, except for (i) liabilities incurred since December 31, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(e)Since January 1, 2023, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to the knowledge of Buyer, to any director or officer of Buyer.

4.7Broker’s Fees. With the exception of the engagement of Raymond James & Associates, neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.
4.8Absence of Certain Changes or Events.

(a)Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)Since December 31, 2025, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9Legal Proceedings.

(a)Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of One Hundred Thousand Dollars

($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of Buyer, threatened against Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns  in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Buyer and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Buyer and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Buyer nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Neither Buyer nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and its Subsidiaries or the assets of Buyer and its Subsidiaries.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and its Subsidiaries).  Neither Buyer nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or (B) has any liability for the Taxes of any person or entity (other than Buyer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Buyer nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Buyer nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
4.11Employees and Employee Benefit Plans.

(a)            As used in this Agreement, the term “Buyer Benefit Plans” means all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Buyer, any of its Subsidiaries, or any trade or business of

Buyer or any of its Subsidiaries, whether or not incorporated, all of which together with Buyer would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Buyer ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate.

(b)           Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Buyer nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Buyer Benefit Plan, and neither Buyer nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)           No Buyer Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d)           There are no pending or, to the knowledge of Buyer, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Buyer Benefit Plan, any fiduciaries thereof with respect to their duties to a Buyer Benefit Plan or the assets of any trust under any Buyer Benefit Plan which could reasonably be expected to result in any liability of Buyer or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Buyer Benefit Plan, or any other party.

(e)            None of Buyer and its Subsidiaries nor any Buyer ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the Buyer Benefit Plans or their related trusts, Buyer, any of its Subsidiaries, any Buyer ERISA Affiliate or any person that Buyer or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(f)Buyer, each of its Subsidiaries and each applicable Buyer Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(g)            Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(h)          There are no pending or, to Buyer’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Buyer or any of its Subsidiaries, or any strikes or other labor disputes against Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Buyer or any of its Subsidiaries and, to the knowledge of Buyer, there are no organizing efforts by any union or other group seeking to represent any employees of Buyer or any of its Subsidiaries.

(i)           No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2022 against any individual in his or her capacity as an officer or employee of Buyer or any of its Subsidiaries. Since January 1, 2022, neither Buyer nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Buyer or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Buyer, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Buyer or any of its Subsidiaries.

4.12SEC Reports. Buyer has previously made available to Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 and prior to the date hereof by Buyer pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Buyer Reports”) and (b) communication mailed by Buyer to its shareholders since January 1, 2023 and prior to the date hereof, and no such Buyer Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2023, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Buyer Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports.
4.13Compliance with Applicable Law. Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Buyer and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  First Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Buyer, or its Subsidiaries, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Buyer or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Buyer or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Buyer or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Buyer, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer. To the knowledge of Buyer, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of Buyer or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer: (i) Buyer and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Buyer, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.14Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement or (y) conducting an investigation into the business or operations of Buyer or any of its Subsidiaries.
4.15Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Buyer, any of its Subsidiaries or for the account of a customer of Buyer or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Buyer or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Buyer and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to Buyer or any of its Subsidiaries.
4.17Reorganization. Buyer has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.18Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its

Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.19Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, (a) Buyer and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent and consistent with industry practice, and Buyer and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Buyer and its Subsidiaries, Buyer or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
4.20Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, to the knowledge of Buyer, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries.
4.21No Shareholder Approval. No vote or consent of any of the holders of Buyer Common Stock is required by applicable law or Nasdaq listing requirements for Buyer to enter into this Agreement and to consummate the Merger.
4.22No Other Representations or Warranties.

(a)Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)Buyer acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1Company Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2Company Forbearances. Except as set forth set forth in Section 5.2 of the Company Disclosure Schedule or as required pursuant to this Agreement, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a)Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to Company Stock Options and Company RSAs outstanding on the date hereof.

(b)Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)Dividends, Etc. (i) Except to the extent consistent with past practice regarding timing and amount, and in no event in an amount in excess of Twenty-Five Cents ($0.25) per share per calendar quarter, make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Company or to another wholly owned Subsidiary of Company); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing; provided for purposes of clause (ii), the acceptance, withholding or net settlement of shares of Company Common Stock in connection with the vesting, settlement or exercise of Company RSAs or Company Stock Options, and dividend equivalents thereon, in each case, in accordance with the applicable award agreements shall not be deemed a “redemption”.  Notwithstanding the above, Company shall not declare or pay any dividend if the declaration or payment of such dividend would entitle shareholders of Company who have made or are deemed to have made a Stock Election pursuant to Section 2.3 to receive in the same calendar quarter a dividend on shares of its Company Common Stock and a dividend on the shares of its Buyer Common Stock received as Stock Consideration.

(d)Compensation; Employment, Etc. Except as otherwise provided pursuant to this Agreement or as set forth in Section 5.2(d) and Section 6.5(d) of the Company Disclosure Schedule, (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) currently budgeted cash bonuses for calendar year 2026 (which Company may pay prior to Closing), (D) severance in accordance with past practice, (E) stay/retention bonus arrangements as provided in Section 5.2(d) of the Company Disclosure Schedule and (F) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than Fifty Thousand Dollars ($50,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e)Benefit Plans. Except as otherwise provided pursuant to this Agreement, enter into, establish, adopt, modify, amend, renew, or terminate any Company Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g)Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.
(h)Acquisitions and Investments. Acquire (other than by way of foreclosures in accordance with Section 5.2(n) or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a Company Subsidiary.
(i)Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Buyer or First Financial Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)Governing Documents. Amend its organizational documents (or similar governing documents).
(k)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.
(l)Contracts. Enter into or terminate any Company Contract or amend or modify in any material respect or renew any existing Company Contract.
(m)Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Company and its Subsidiaries, taken as a whole.
(n)Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Company nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)Deposit Taking and Other Bank Activities. In the case of Company Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)Investment Securities. (i) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account that is not in accordance with Company’s investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate, except for emergency repairs or replacements.

(r)Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect as of the date of this Agreement; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Company Bank’s existing lending policies as of the date of this Agreement that have been previously made available to Buyer, provided that any unsecured Loan or extension of credit in excess of Two Hundred Fifty  Thousand Dollars ($250,000) and any secured Loan or extension of credit in excess of One Million Dollars ($1,000,000) shall require the prior written approval of the Chief Credit Officer of First Financial Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual. For the avoidance of doubt, Buyer’s prior written consent shall be deemed to have been given if no response is received in writing from the Chief Credit Officer of First Financial Bank or his designee in writing within two (2) business days after the Loan package is delivered to such individual.
(s)Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)Risk Management. (i) Implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one (1) year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or the Federal Reserve Bank and transactions in “federal funds”).
(x)Charitable Contributions. Make or pledge to make any charitable or similar contributions, except in amounts not to exceed Ten Thousand Dollars ($10,000) individually, and One Hundred Thousand Dollars ($100,000) in the aggregate.

(y)New Lines of Business. Develop, market or implement any new line of business.
(z)Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)Performance of Obligations. Take any action that is likely to materially impair Company’s ability to perform any of its obligations under this Agreement or Company Bank’s ability to perform any of its obligations under the Plan of Bank Merger.
(bb)Commitments. Agree or commit to do any of the foregoing.

5.3Buyer Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Buyer shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or Buyer or any of their respective Subsidiaries to obtain any Requisite  Regulatory Approvals or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.4Buyer Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Company during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a)Capital Stock.  Amend its articles of incorporation or bylaws, or otherwise alter the rights, preferences and obligations of the Buyer Common Stock (including through stock splits or reclassifications) in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

(b)Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Buyer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)Acquisitions and Investments. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a Buyer Subsidiary.

(c)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.

(d)Performance Obligations. Take any action that is likely to materially impair Buyer’s ability to perform any of its obligations under this Agreement or First Financial Bank to perform any of its obligations under the Plan of Bank Merger.

(e)Risk Management. (i) Implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(f)Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1Regulatory Matters.

(a)As promptly as practicable following the date of this Agreement, but in no event more than forty-five (45) days following the date of this Agreement, Buyer shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Company, will be included. Buyer shall provide Company and its counsel with appropriate opportunity to review and comment on the Form S-4 and the Proxy Statement prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC.  Each of Buyer and Company shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Company and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. As promptly as practicable following the Form S-4 being declared effective by the SEC, Company shall thereafter mail or deliver the Proxy Statement to its shareholders and Buyer shall mail or deliver the Proxy Statement to the holders of Buyer Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Company Shareholder Meeting (as defined in Section 6.3) there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Form S-4, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable law) and mail to shareholders of the

Company and to shareholders of Buyer, an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Form S-4 or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)In addition to their obligations pursuant to Section 6.1(a), Company and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Company shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Company and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)Subject to the terms and conditions set forth in this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Company (in the case of Buyer) or Buyer (in the case of Company) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause First Financial Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the OCC, the

IDFPR, if applicable, and under the HSR Act, if applicable, within forty-five (45) days after the date hereof. Company and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)Each of Buyer and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)Each of Buyer and Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2Access to Information and Current Information.

(a)Upon reasonable notice and subject to applicable law and regulation, each of Buyer and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Company shall, and shall cause its respective Subsidiaries to, make available to the other Party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request.  Neither Buyer nor

Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information, is otherwise related to discussions of this Agreement and/or the transactions contemplated hereby, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)Company shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests as Buyer shall deem appropriate on real property currently owned, leased or operated by Company or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer’s sole expense), Buyer shall indemnify Company and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition immediately prior to conduction of any subsurface or phase II site assessment on behalf of Buyer.

(c)Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Company shall, upon the request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Company and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as practicable after the end of each month, Company will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of Company Bank, (ii) the monthly analysis of Company Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Company and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.26(a) of the Company Disclosure Schedule for the then-current period.

(d)During the period from the date hereof to the Effective Time, Company shall provide Buyer with board packages and notices of Company’s Board of Directors meetings simultaneously with the submission of such materials to members of Company’s Board of Directors; provided however, that the board packages and notices provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that would jeopardize the attorney-client privilege of the Company or its Subsidiaries.

(e)All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of March 16, 2026 (the “Confidentiality Agreement”).

(f)No investigation by a Party hereto or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3Shareholder Meeting.

(a) Company shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Illinois, the Company Articles and the Company Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval as soon as reasonably practicable following the date the Form S-4 is declared effective under the Securities Act and (B) use reasonable best efforts to convene the Company Shareholder Meeting to take place on a date that is within forty-five (45) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Company Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Company Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the Company shareholders approve this Agreement and the Merger (the “Company Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Company Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Company Shareholder Meeting.

(b)Unless there has been a Company Change of Recommendation, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s shareholders, Buyer’s shareholders or any other Person to prevent the Company Shareholder Approval from being obtained.

6.4Reservation of Shares and Nasdaq Listing.

(a)Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of Buyer Common Stock for the purpose of issuing shares of Buyer Common Stock in the Merger.

(b)Prior to the Effective Time, Buyer shall cause the shares of Buyer Common Stock to be issued to the holders of Company Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)Prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Over-the-Counter Market to enable the removal of the quotation by the Surviving Company of Company Common Stock from the Over-the-Counter Market as promptly as practicable after the Effective Time.

6.5Employee Matters.

(a)Following the Effective Time, Buyer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group)

who are full-time active employees of Company and its Subsidiaries on the Closing Date  and who are retained by Buyer or any of its Subsidiaries immediately following the Effective Time (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).

(b)To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Buyer shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting, but not benefit accruals; and (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer or its applicable Subsidiary shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time. Notwithstanding anything to the contrary herein, each Covered Employee shall be eligible to participate in any employee stock ownership plan of the Buyer or its applicable Affiliate (“Buyer ESOP”), effective as of the Closing Date. Buyer will cause such Buyer ESOP to recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Company or its Subsidiaries for all purposes, including, but not limited to, eligibility, participation and vesting.

(c)Prior to the Effective Time, Company shall take, and shall cause its Subsidiaries to take, all actions requested by Buyer (provided the request is made at least thirty (30) days prior to the Effective Time) that may be necessary or appropriate to (i) cause one or more Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by Buyer, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section

6.5(c) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld.

(d)The agreements set forth on Section 6.5(d)(i) of the Company Disclosure Schedule provide for payments in connection with a termination in connection with a change in control pursuant to their terms (“Change in Control Payments”). Prior to the Closing, Buyer, First Financial Bank, Company and Company Bank shall enter into a Settlement and Release Agreement with each of the individuals set forth on Section 6.5(d)(ii) of the Company Disclosure Schedule, in a form to be mutually agreed upon by Company, Buyer and the relevant individual, providing for the payment of such individual’s Change in Control Payment at or as soon as administratively reasonable following Closing.

(e)Buyer agrees to pay, or shall instruct its applicable Subsidiary to pay, to each Company or Company Subsidiary employee that is not covered by a written severance agreement and is terminated by Buyer or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, or who is not offered a comparable position with Buyer within Twenty Five (25) miles of such employee’s existing work location and terminates employment prior to the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Company or a Company Subsidiary (without duplication) from the date of last hire; provided, however, that the minimum severance payment shall equal not less than four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to Buyer.

(f) Nothing in this Section 6.5 shall be construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Buyer or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(g)Unless paid by Company prior to Closing, Buyer will pay discretionary bonuses to Company Bank employees earned during 2026 consistent with Company Bank past practices.

6.6	Officers’ and Directors’ Insurance; Indemnification.

(a)Buyer shall purchase officers’ and directors’ liability insurance tail coverage covering the persons who are presently covered by Company’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend more than an amount equal to Two Hundred Percent (200%) of the annual premium most recently paid by Company (the “Insurance Amount”) to maintain or procure officers’ and directors’ liability insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.6(a), Buyer shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. Buyer shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.

(b)For a period of six (6) years following the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles or Company Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c)In connection with the indemnification provided pursuant to Section 6.6(b), Buyer and/or a Buyer Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified person or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.

(d)This Section 6.6 shall survive the Effective Time, is intended to benefit each Company Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.

(e)In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.

6.7No Solicitation.

(a)Company agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Company Individuals”) not to, and will use its commercially reasonable efforts to cause Company and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Company Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Company Confidential Information”) to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below). Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to the Company Shareholder Meeting, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and the Company Individuals and the Company Representatives to, (i) contact the person or group of persons making such Acquisition Proposal solely to clarify the terms and conditions thereof so as to determine, or assist the Board of Directors of Company in determining, whether such Acquisition Proposal constitutes, or would be reasonably expected to lead to, a Superior Proposal, (ii) use commercially reasonable efforts to negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (iii) furnish or cause to be furnished Company Confidential Information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iv) negotiate and participate in such negotiations or discussions with the person making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Company determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.

(c)The Board of Directors of Company shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Company Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer, or fail to maintain or at the request of Buyer to reaffirm (including at the Company Shareholder Meeting), the Company Board Recommendation (any such action, a “Company Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company (including any committee thereof) may, at any time prior to the Company Shareholder Meeting, effect a Company Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Company determines in good faith (after consultation with Company’s outside legal counsel and its financial advisor) constitutes a Superior Proposal; provided, however, that the Board of Directors of Company may not make a Company Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer’s initial receipt of written notice that the Board of Directors of Company has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the Board of Directors of Company determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)Company will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Buyer apprised of any related material developments, discussions and negotiations (including the material terms and conditions, whether written or oral, of the Acquisition Proposal) on a timely and current basis.

(e)As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or Company Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Company or Company Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be materially more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors; (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein; and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Company and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9Correction of Information. Each of Company and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.10System Integration. From and after the date hereof, Company shall cause Company Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Company Bank and First Financial Bank (including its consultants and software providers) in connection with the planned electronic and systematic conversion of all applicable data of Company Bank to the First Financial Bank system to occur after the Effective Time, including the training of Company Bank employees without undue disruption to Company Bank’s business, during normal business hours and at the expense of Buyer or First Financial Bank (not to include Company Bank’s employee payroll).
6.11Coordination; Integration.

(a)Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Company shall cause the Chief Executive Officer and Chief Financial Officer of Company Bank to assist and confer with the officers of First Financial Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of First Financial Bank, as the Surviving Bank in the Bank Merger.

(b)Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with First Financial Bank following consummation of the Bank Merger.

(c)Upon Buyer’s reasonable request and consistent with GAAP, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or accruals of the type described in this Section 6.12(c) need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).

(d)Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and First Financial Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).
(e)No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach or violation of, or failure to satisfy, any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.
6.12Non-Control. Nothing contained in this Agreement shall give, or is intended to give, Buyer, directly or indirectly, the right to control or direct the operations of Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13MidCo Merger.  Prior to the Effective Time, Company shall take all actions necessary, including the filing of any required applications, notices or other filings with the Federal Reserve Board, to consummate the MidCo Merger, with the MidCo Merger becoming effective immediately prior to the Effective Time.
6.14Tax Reporting.  Each party hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.15Payment of Indebtedness.  Prior to Closing, Company shall pay, satisfy, discharge, release and terminate in full all of the liabilities and other obligations to be performed by Company or its Subsidiaries, as applicable, under the applicable definitive documents governing the indebtedness and other instruments related thereto set forth on Section 3.14(a)(vii) of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, and shall provide evidence of such payment, satisfaction, discharge, release and termination to Buyer.

ARTICLE VII
CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Company and Buyer, at or prior to the Effective Time, of the following conditions:

(a)Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)Nasdaq Listing. The shares of common stock of Buyer that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Buyer (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Effective Time, of the following conditions:

(a)Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the Company Warranty Standard; and Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer of Company or the Chief Financial Officer of Company to such effect.

(b)Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)Third Party Consents.  The Company shall have used its commercially  reasonable efforts to obtain all of the third party consents and approvals set forth on Section 3.3 of the Company Disclosure Schedule, and such consents and approvals received shall be in full force and effect.

(d)Opinion of Tax Counsel.  Buyer shall have received an opinion from Levenfeld Pearlstein, LLC, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or representation letters from Buyer and Company in such form and content as may be reasonably requested by counsel to Buyer and Company.

(e)No Material Change. No Material Adverse Effect to the Company or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof.

(f)Section 280G Compliance Certificate. The Company shall have delivered to Buyer a certificate executed by the Company’s chief executive officer and chief financial officer, dated as of the Effective Time, in form and substance satisfactory to Buyer, certifying that (i) the Company has conducted a comprehensive analysis of all payments that may be made to any “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated hereby, and (ii) no such payments will constitute “excess parachute payments” within the meaning of Section 280G of the Code.

7.3Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by Company, at or prior to the Effective Time, of the following conditions:

(a)Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the Buyer Warranty Standard; and Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer or the Chief Financial Officer of Buyer to such effect.

(b)Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)Opinion of Tax Counsel.  Company shall have received an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or representation letters from Buyer and Company in such form and content as may be reasonably requested by counsel to Buyer and Company.

(d)No Material Change. No Material Adverse Effect to Buyer or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof.

(e)Certificate of Non-USRPHC Status and IRS Notice. Company shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, a certificate of non-U.S. real property holding corporation status, dated as of the Closing Date and prepared in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the

Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with the notice to the IRS required under Treasury Regulations Section 1.897-2(h). Company hereby authorizes Buyer to file such notice with the IRS following the Closing.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Board of Directors of a Party, as follows:

(a)by the written mutual consent of Company and Buyer;

(b)by either Company or Buyer, if: (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable; (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; or (iii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Governmental Entity or has been withdrawn and has not been resubmitted to such Governmental Entity within thirty (30) days thereafter, in each case unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)by either Company or Buyer, if the Merger shall not have been consummated on or before the Outside Date.  “Outside Date” shall mean March 31, 2027 or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 60 days (in 30-day increments) if any Requisite Regulatory Approval has not been obtained and has not been denied by a non-appealable decision of a Governmental Entity by giving written notice to the other Party to such effect no later than 5:00 p.m. (Indianapolis time) on the date that is not less than two (2) business days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Requisite Regulatory Approvals is primarily the result of such Party’s failure to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time; and provided further, that if the SEC has not declared the Registration Statement effective on or prior to March 31, 2027, the Outside Date shall be automatically extended to May 31, 2027.

(d)by either Company or Buyer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e)by Buyer if (A) the Board of Directors of Company shall have failed to make the Company Board recommendation or the Board of Directors of Company or any committee thereof shall have made a Company Change in Recommendation or (B) Company shall have materially breached any of the provisions set forth in Section 6.8;

(f)by Company prior to the Company Shareholder Meeting in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Company has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)by either Company or Buyer if the provisions of Section 8.1(e) are not applicable and the shareholders of Company fail to provide the Company Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2Effect of Termination. In the event of termination of this Agreement by either Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4 and 9.8 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating Party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3Fees and Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
8.4	Termination Fee.

(a)If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Company shall immediately following such termination pay Buyer an amount equal to Four Million Four Hundred Thousand Dollars ($4,400,000.00) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Company shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)If this Agreement is terminated by either Party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal (which has not been withdrawn at least two (2) business days prior to the Company Shareholder Meeting), then if within one (1) year of such termination Company or Company Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Company shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)The payment of the Termination Fee shall fully discharge Company from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Company. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Company on account of a willful and material breach by Company of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(i)(B), Buyer shall have the right to pursue any and all remedies available to it against Company on account of the willful and material breach by Company of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a). Company may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.

8.5Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m. and shall take place on a date no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the person to receive such notice:

(a)if to Buyer, to:

First Financial Corporation

One First Financial Plaza

Terre Haute, Indiana 47807

Attn: Norman D. Lowery, President and CEO

Email:LoweryND@first-online.com

with a copy to:

Amundsen Davis LLC

201 North Illinois Street, Suite 1400

Capital Center, South Tower

Indianapolis, Indiana 46204

Attention: John W. Tanselle

Email: jtanselle@amundsendavislaw.com

(b)if to Company, to:

First Illinois Corporation

225 N. Water Street

Decatur, Illinois 62523

Attn: Anthony G. Nestler, President

Email:Anthony.Nestler@HickoryPointBank.com

with a copy to:

Barak Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Attn: Joseph T. Ceithaml

Email: Joseph.Ceithaml@bfkn.com

9.4Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company or its Subsidiaries listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.4 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Indiana are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (ii) included in the virtual data room of a Party prior to the date hereof or (iii) filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof,  and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.
9.5Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.
9.8Publicity. Buyer and Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Buyer and Company. Thereafter, Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq or other self-regulatory agency, as applicable. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the Merger as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer, to the extent practicable, regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the Merger or Bank Merger.

9.9Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Signature Page Follows

Buyer and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST FINANCIAL CORPORATION

/s/ NORMAN D. LOWERY
Norman D. Lowery
President and Chief Executive Officer

FIRST ILLINOIS CORPORATION

/s/ ANTHONY G. NESTLER   Anthony G. Nestler

President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting Agreement

Voting Agreement

August 26, 2026

First Financial Corporation

One First Financial Plaza

Terre Haute, Indiana 47807

Attention: Norman D. Lowery, Chief Executive Officer

Dear Ladies and Gentlemen:

Each of the undersigned (each, a “Shareholder”) owns shares, either of record or beneficially, of the common stock of First Illinois Corporation, Decatur, Illinois (the “Company”). Each Shareholder understands that First Financial Corporation, Terre Haute, Indiana (“you” or “FFC”), and the Company are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of even date herewith, providing for, among other things, the merger of the Company with and into FFC (the “Merger”), in which the outstanding shares of common stock of the Company will be exchanged for FFC common stock or cash, all as set forth in the Merger Agreement.

FFC and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless the undersigned Shareholders enter into this Voting Agreement. Each Shareholder is entering into this Voting Agreement to induce FFC to simultaneously enter into the Merger Agreement and to consummate the Merger.

Each Shareholder confirms his agreement, severally and not jointly, with FFC as follows:

1.This Voting Agreement shall not apply to those shares of the Company common stock, if any (the “Excluded Shares”), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power. The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of the Company which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).

2.The Shareholder agrees that he will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to FFC, (ii) a transfer by will or operation of law, (iii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to abide by the terms of this Voting Agreement, (iv) a transfer to satisfy any tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of Company equity awards held by the Shareholder, where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to FFC or (v) a transfer made with the prior written consent of FFC (which consent shall not be unreasonably withheld, delayed or conditioned).

3.Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of his Shares in favor of the Merger Agreement at any meeting of shareholders of the Company called to consider and vote on the Merger Agreement.

4.The Shareholder represents and warrants to FFC that (i) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (ii) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.This Voting Agreement shall automatically terminate upon the first to occur of (i) termination of the Merger Agreement in accordance with its terms; (ii) the approval of the transactions contemplated by the Merger Agreement by the Company’s shareholders; or (iii) mutual agreement in writing of the parties hereto providing for the termination hereof.

6.This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

7.This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

8.The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

9.This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Indiana.

11.This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors. This Voting Agreement shall survive the death or incapacity of the Shareholder.

12.Nothing in this Voting Agreement shall be construed to give FFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein. It is the intent of the parties to this Voting Agreement that FFC, by reason of this Voting Agreement, shall not be deemed (until consummation of the Merger) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

13.The Shareholder agrees that, in the event of his breach of any of the terms of this Voting Agreement, FFC shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity. The Shareholder acknowledges that there is not an adequate remedy at law to compensate FFC for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

14.The parties to this Voting Agreement acknowledge that the Shareholder is entering into this Voting Agreement solely in his capacity as a shareholder of the Company. No provision of this Voting Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his fiduciary duties as an officer or a member of the Board of Directors or an officer of the Company or Hickory Point Bank and Trust, Decatur, Illinois, to the extent applicable, and no acts taken in exercise of such fiduciary duties shall be deemed a breach of this Voting Agreement.

15.The Shareholder hereby authorizes the Company and FFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of the Company called to consider and vote on the Merger Agreement, and for the meeting of shareholders of FFC called to consider and vote on the issuance of FFC common stock in the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and FFC by signing and returning to FFC a counterpart hereof.

[Signature Page Follows]

Executed and Delivered as of August 26, 2026.

______________________________________ Name:Steven R. Mills Title: Director	(65,455 shares)
______________________________________ Name: Leon J. Mizeur Title: Director	(110,001 shares)
______________________________________ Name: Anthony G. Nestler Title: Director and President	(125,463 shares)
______________________________________ Name: David W. Rathje Title: Director	(243,000 shares)
______________________________________ Name:Douglas J. Schmalz Title: Director	(216,000 shares)
______________________________________ Name: Robert O. Wiesemann, II Title: Director	(225,905 shares)

EXHIBIT B

Form of Plan of Bank Merger

AGREEMENT AND PLAN OF BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Plan”) is made and entered into as of the 26th day of August, 2026, by and between First Financial Bank, National Association, a bank organized under the laws of the United States (“FFB”), with its home office located at One First Financial Plaza, Terre Haute, Indiana 47807 and Hickory Point Bank and Trust (“Hickory Point”), a bank organized under the laws of the state of Illinois, with its home office located at 225 N. Water Street, Decatur, Illinois 62523.

RECITALS

WHEREAS, this Plan is entered into pursuant to the terms of an Agreement and Plan of Merger, dated as of August 26, 2026 (the “Parent Merger Agreement”), by and between First Financial Corporation, the sole owner of FFB, and First Illinois Corporation, the sole owner of HPB Holdings, Inc., which is the sole owner of Hickory Point;

WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order: (a) the merger of First Illinois Corporation with and into First Financial Corporation (the “Holding Company Merger”); and (b) the merger of Hickory Point with and into FFB pursuant to this Plan (the “Bank Merger”); and

WHEREAS, at least a majority of the entire Boards of Directors of each of FFB and Hickory Point has approved this Plan and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act and the Bank Merger Act (together, the “Acts”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1Bank Merger.  Subject to the terms and conditions of this Plan, and pursuant to the Acts and Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)),  Hickory Point shall merge with and into FFB in the Bank Merger. It is intended that the Bank Merger shall qualify as a “reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

§ 2Effective Date and Resulting Institution. The Bank Merger shall be effective at the time specified (the “Effective Time”) in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”). The resulting institution or receiving bank of the Bank Merger (the “Resulting Institution”) shall be FFB, which is chartered under the law of the United States.

§ 3Home Office of the Resulting Institution.  The home office of the Resulting Institution shall be located at One First Financial Plaza, Terre Haute, Indiana 47897.  The branch offices of the Resulting Institution shall be the home and branch offices of FFB and the home and branch offices of Hickory Point acquired pursuant to the Bank Merger. The locations of the home and branch offices of the Hickory Point to be acquired pursuant to the Bank Merger are listed in Appendix A to this Plan. Appendix A and all other appendices to this Plan are incorporated by reference into this Plan.

§ 4Charter and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing Charter and Bylaws of FFB.

§ 5Directors and Officers of the Resulting Institution.  The directors and officers of the Resulting Institution shall be the directors and officers of FFB immediately prior to the Effective Time.

§ 6Accounts.  Immediately following the Effective Time, each accountholder of Hickory Point shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held at Hickory Point on such date, featuring the same rate, maturity and other terms. The deposit accounts of FFB and Hickory Point are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger.  Upon the Effective Time: the separate existence of Hickory Point shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Hickory Point and FFB and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in Hickory Point or FFB shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of Hickory Point and of FFB, and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by Hickory Point and FFB or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution. The Resulting Institution shall be deemed to be a continuation of the entity of Hickory Point and of FFB and shall succeed to the rights and obligations of Hickory Point and of FFB and the duties and liabilities connected therewith, and shall have all of the effects provided by the Indiana Financial Institutions Act, as amended.

§ 8Capital Stock.  As of the Effective Time, the amount of the capital stock of FFB, consisting solely of shares of common stock, issued and outstanding immediately prior to the Bank Merger, shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of Hickory Point, consisting solely of common stock, issued and outstanding immediately prior to the Bank Merger shall, by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled and no consideration shall be paid therefor.

§ 9Approvals.  This Plan is subject to approval by the sole shareholders of Hickory Point and FFB, respectively. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Illinois and federal law for the Bank Merger. The Bank Merger is subject to prior approval by the Office of the Comptroller of the Currency. Each of FFB and Hickory Point hereby invites and authorizes the OCC to examine each of such institution’s records in connection with the Bank Merger.

§ 10Further Actions; Amendment; Headings.

(a)  All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan and the consummation of the Bank Merger.

(b)No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

(c)Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

§ 11Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Hickory Point and FFB.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.

§ 12Entire Agreement; Severability.

(a)This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

(b)If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

§ 13Governing Law.  This Plan and the rights and obligations under it shall be governed by the laws of the United States of America and the State of Indiana. Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the States of Indiana and Illinois.

§ 14Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing with governmental officials as required under applicable law of this Plan and related instruments, certificates and other documents as may be necessary or incidental in connection with the consummation of the Bank Merger.

The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

[Signature Page Follows]

First Financial Bank, National Association

By:

Norman D. Lowery, President & CEO

Hickory Point Bank and Trust

By:

Anthony G. Nestler, President

[Signature Page to Agreement And Plan Of Bank Merger

by and between First Financial Bank, National Association and Hickory Point Bank and Trust]

Appendix A

Branch Offices Of Resulting Institution

(Home Office Located At One First Financial Plaza, Terre Haute, Indiana 47807)

202 W Park Ave, Champaign, IL 61820

225 N Water St, Decatur, IL 62523

1880 S Mount Zion Rd, Decatur, IL 62521

4666 E Faries Pkwy, Decatur, IL 62526

10 Southland Dr, Decatur, IL 62521

3101 N Water St, Decatur, IL 62526

165 W Weaver Rd, Forsyth, IL 62535

3131 Wabash Ave, Springfield, IL 62704